Exhibit 99.2

Press Release

www.rockwellcollins.com	Media Contact:	Teather Merritt
319.295.4430
tdmerrit@rockwellcollins.com
	Analyst Contact:	David Brehm
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins to Acquire Airshow, Inc.

Acquisition to Expand Company’s Product Portfolio for Business, Commercial Aircraft

CEDAR RAPIDS, Iowa (June 14, 2002) — Rockwell Collins, Inc. (NYSE:COL), a global leader in aviation electronics and communications, has entered into a definitive agreement to acquire Airshow, Inc. a wholly-owned subsidiary of Acterna Corporation.  By combining the product and systems capabilities of the companies, Rockwell Collins will better serve the cabin management and passenger information systems marketplace.

The transaction is subject to customary conditions to closing, including regulatory approvals and consents from Acterna’s secured lenders.  It is expected to close in the fourth quarter of Rockwell Collins’ fiscal 2002.

The purchase price for Airshow is $160 million and the transaction will be structured to allow Rockwell Collins to deduct goodwill for tax purposes. This goodwill deduction is estimated to have a net present value of $35 million.  The purchase is expected to be slightly dilutive to earnings for the fiscal year ending September 30, 2003 and accretive in subsequent years.  Airshow’s revenues were $65 million for its fiscal year ending March 31, 2002.

“This acquisition will allow us to expand our capabilities for providing airborne electronic solutions to business aviation and commercial aircraft,” said Clay Jones, president and CEO, Rockwell Collins.  “With Airshow, we will increase our capabilities to provide high-quality, integrated solutions that bridge the flight deck and cabin for our customers around the globe.”

This acquisition will bring together complementary capabilities of two leading companies.  Airshow provides a comprehensive, integrated suite of cabin electronics systems for business aircraft, including cabin environmental controls, passenger information and entertainment, and business support systems.  In addition, Airshow offers network capabilities and the “moving map,” which displays an aircraft on its flight path, to both business and commercial aircraft customers.  Rockwell Collins will incorporate these new capabilities into its current portfolio of products, while leveraging its reputation and expertise for delivering reliable avionics and communications products for the flight deck.

“This acquisition will enable us to enhance our relationships with business and commercial operators by offering them additional quality products and services for the cabin,” said Bob Chiusano, executive vice president and COO, Rockwell Collins Commercial Systems.  “The synergies we expect as a result of this acquisition, along with our combined expertise in airborne solutions, will enhance our ability to meet our customers’ total aviation electronics needs.”

Airshow is Rockwell Collins’ second strategic acquisition this year and the eighth in the past five years.  It delivers on the company’s goal to supplement internal growth through acquisitions that complement and enhance Rockwell Collins’ core aviation electronics and communications capabilities.

Airshow, headquartered in Tustin, Calif., employs approximately 330 employees at facilities in Tustin; Kirkland, Wash.; Wichita, Kan.; Newark, Del.; and Toulouse, France.

Rockwell Collins provides design, production and support of aviation electronics and communications for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the risks inherent in the completion of any acquisition that is subject to closing conditions, integration of Airshow into Rockwell Collins’ Commercial Systems business, the development and market acceptance of the products and services of the combined companies, demand for these cabin management and passenger information products and related services, economic and political changes in the domestic and international markets where Rockwell Collins competes, successful deployment of advanced technologies, competitive product and pricing pressures as well as other risks and uncertainties, including but not limited to those detailed from time to time in Rockwell Collins Securities and Exchange Commission filings, including without limitation the Rockwell Collins Annual Report on Form 10-K for the year ended September 30, 2001 and its quarterly reports on Form 10-Q for the quarters ended December 31, 2001 and March 31, 2002.

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